Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Harmony Merger Corp. (the “Company”) on Amendment No. 3 to Form S-1, File No. 333-197330, of our report dated July 9, 2014, except for Note 3 as to which the date is October 10, 2014 and Notes 1, 6 and 7 as to which the date is November 26, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Harmony Merger Corp. as of May 31, 2014 and for the period from May 21, 2014 (inception) through May 31, 2014, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York ,NY

November 26, 2014